                                 WEDGESTONE FINANCIAL



                        Fairness Opinion Presentation to the
                               Special Committee of the
                                  Board of Directors


                                   January 14, 1998






                                                         COMMONWEALTH ASSOCIATES
                                                                830 THIRD AVENUE
                                                              NEW YORK, NY 10022

OUTLINE OF PRESENTATION

                                                                       TAB
                                                                       ---
Executive Summary                                                      I
Background and Chronology of Events                                    II
Summary Results of Valuation Methodologies                             III
Trading and Transaction Comparables                                    IV
5-Year Business Plan, Management and Operating Assumptions             V


                                         (i)

OUTLINE OF PRESENTATION

EXHIBITS                                                                  PAGE
--------                                                                  ----
Three Year Weekly Stock Price History                                      6
Analysis of Offer Premium to the Co.'s Historical Average Trading Prices   8
Valuation Results                                                          11
Discounted Net Income Analysis                                             12
Derivation of Weighted Average Cost of Capital                             13
     (Assuming Maintenance of NOL)
Discounted Cash Flow: Stand Alone                                          14
     (Assuming Maintenance of NOL)
Derivation of Weighted Average Cost of Capital                             15
     (Assuming Full Loss of NOL)
Discounted Cash Flow: Stand Alone                                          16
     (Assuming Full Loss of NOL)
Empirical EBIT Multiples Analysis                                          17
Historical P/E Ratios Applied to 1997 Estimated EPS                        18
Management's Projected Financials                                          21-25


                                         (ii)

                                 -------------------
                                  EXECUTIVE SUMMARY
                                 -------------------

     EXECUTIVE SUMMARY

          Commonwealth Associates has been requested by the Special Committee to the Board of Directors of Wedgestone Financial ("Wedgestone") to render an opinion as to the fairness, from a financial point of view, to the shareholders of Common Stock of Wedgestone of the proposed tender offer ("The Offer") by Wedgestone to purchase shares of Common Stock of Wedgestone at $.65 per share, net to the seller in cash.

          Wedgestone, with a current market capitalization of approximately $7.2 million and $5.9 of net debt, is a manufacturer of Specialty Automotive Parts including bumpers and tubing products. The Company maintains manufacturing facilities in St. James, Minnesota and Irwindale, California, as well as a plating plant in Industry City, California.

          The Company's "fair value" has been particularly difficult to determine due to the lack of publicly traded comparables and the Company's decision not to solicit third party offers. However, based on various discounted cash flow analyses, rudimentary purchase discussions with financial buyers, and other financial analyses, we have determined that the purchase price of $.65 is fair.


                                         (2)

     ADDITIONAL DISCLOSURE

          Within the past 12 months Commonwealth has conducted work for, and received fees from, two companies for which one of Wedgestone's surviving shareholders currently serves as a director.


                                         (3)

--------------------------------------------------------------------------------
                             BACKGROUND AND CHRONOLOGY

                                     OF EVENTS
--------------------------------------------------------------------------------

     CHRONOLOGY:


     October 29, 1997    Initial Meeting with Jay Shaw, Chairman of Wedgestone

     November 3, 1997    Initial Submission of Commonwealth Engagement Proposal

     November 14, 1997   Resubmission of Commonwealth Engagement Proposal

     December 8, 1997    Commonwealth notified that it had been selected by the
                         Special Committee to the Board of Directors to deliver to the Committee an opinion as to fairness of the Offer

     December 11, 1997   Commonwealth Due Diligence Trip to
                         St. James, MN Factory

     December 12, 1997   Commonwealth Due Diligence Trip to
                         Irwindale, CA Facility


                                         (5)

     THREE YEAR WEEKLY STOCK PRICE HISTORY

          Over the last three years Wedgestone's highest weekly closing trading price of $.78125 occurred on January 9, 1995. Wedgestone's lowest closing trading price of $.20 occurred on May 9, 1997.

                                       [GRAPH]


                                         (6)

     MARKET PRICE FOR COMMON STOCK

          We have reviewed the trading history of the Common Stock and determined that the Offer represents a significant premium over the historic average market prices for the Company's Common Stock. In arriving at this conclusion, we examined the average daily closing market price for various periods from April 8, 1994 to January 12, 1998. We have concluded that (i) while the single highest closing price per share of Common Stock since April 8, 1994 was $0.875 on November 7, 1994; the Company's average weekly closing price over this period has been approximately $.33. Since September 14, 1996, the closing market price has not been above $0.65 per share; and (iii) the Offer represents an approximate 95% premium over the average weekly closing prices for the Common Stock since April 8, 1994. Additionally, the Offer represents a 49%, 75% and 110% premium to the average daily closing prices in calendar year 1995, 1996, and 1997 respectively. While acknowledging the existence of higher and lower "take-over" premiums, we consider the Common Stock's recent trading history as favorable to our opinion as to the fairness of the consideration to be received by the Public Shareholders pursuant to the terms of the Offer.


                                         (7)

Analysis of Offer Premium to the Company's Historical Average Trading Prices


                                                                                  $0.65
                         Proposed Offer Price Per Share                                       Premium
                                                                                              of $.65
                                                                                              Offer Over
                                                                               Average        Average
                                                                               Trading        Price Per
               Trading Period                                                  Price*         Share
----------------------------------------------------------------------         -------        ---------
Last reported trading price on January 12, 1998                                 $0.31           110%
December 12, 1997 to January 12, 1998 (last month)                              $0.32           104%
October 12, 1997 to January 12, 1998 (last three months)                        $0.36            80%
July 16, 1997 to January 12, 1998 (last six months)                             $0.31           110%
January 14, 1997 to January 12, 1998 (last twelve months)                       $0.31           111%

Average Daily Closing Price in Calendar Year 1997                               $0.31           110%
Average Daily Closing Price in Calendar Year 1996                               $0.37            75%
Average Daily Closing Price in Calendar Year 1995                               $0.44            49%
April 8, 1994 to December 30, 1994                                              $0.18           265%

Average Weekly Closing Trade Price:  April 8, 1994 to January 9, 1998           $0.33            95%


*Data represents the average daily closing trade prices as reported by Bloomberg Financial, LLP.

N.B. -- as indicated on previous charts, the Company's stock price has closed at prices above $.65. The last time this occurred was on September 13,1996 when the closing trade price was $68.

                                         (8)

                             --------------------------
                                 SUMMARY RESULTS OF
                              VALUATION METHODOLOGIES
                            ---------------------------

     VALUATION PROCESS

          We have estimated Wedgestone's potential value using the following financial methodologies:

          -    Stand Alone Discounted Net Income

          -    Stand Alone Discounted Cash Flow (assuming maintenance of NOL)

          -    Stand Alone Discounted Cash Flow (assuming full loss of NOL)

          -    Empirical EBIT Multiples Analysis

          -    Historical P/E Ratios Applied to 1997 Estimated EPS


                                         (10)

     VALUATION RESULTS

          Based on our analysis, the following range of values per Wedgestone share was obtained:

                                                               INDICATED RANGE
          VALUATION METHODOLOGY                               OF VALUE PER SHARE
         ---------------------                               ------------------
        Stand Alone Discounted Net Income                         $.26 - $.31

        Stand Alone Discounted Cash Flow                          $.38 - $.60
          (assuming maintenance of NOL)

        Stand Alone Discounted Cash Flow                          $.31 - $.53
          (assuming full loss of NOL)

        Empirical EBIT Multiples Analysis                         $.39 - $.67

        Historical P/E Ratios Applied to 1997 Estimated EPS       $.26 -$1.01


                                         (11)

DISCOUNTED NET INCOME ANALYSIS (1)
(In thousands, except per share amounts)


                                             Actual                                     Forecast
                                             ------         -----------------------------------------------------------------
                                             1996           1997           1998*          1999           2000           2001
                                             ------         -----          -----          -----          -----          -----
     Net Income                              1,373          2,752          2,010          1,537          1,047            543

                                                                         Total Equity Value
                                                                         ------------------
                                                                     Terminal Net Income Multiple
                                                            --------------------------------------------------
                                                            6x             7x             8x             9x
                                                            --------------------------------------------------
          DISCOUNT RATE*                    12.36%          5,788          6,128          6,469          6,809

                                                                         Total Equity Value (2)
                                                                         -------------------
                                                                     Terminal Net Income Multiple
                                                            --------------------------------------------------
                                                            6x             7x             8x             9x
                                                            --------------------------------------------------
          Discount Rate*                    12.36%          $0.26          $0.28          $0.29          $0.31


------------------------
(1)  Valuation calculations performed using 1998-2001 projections
(2) Shares outstanding are fully diluted, including 995,000 options, exercisable at $.25, accounted for using Treasury Methodology.
* Using the Compound Annual Return for Small Company Stocks, 1926-1990, as published STOCKS, BONDS, BILLS, AND INFLATION 1994
          Yearbook, published by Ibbotson Associates


                                         (12)

DERIVATION OF WEIGHTED AVERAGE COST OF CAPITAL: ASSUMING MAINTENANCE OF NOL

     Assumptions:                                   Wedgestone
-------------------------------------               ----------
     Pre-tax cost of debt (1)                         13.59%
     Rf (Risk Free Rate) (2)                           5.75%
     Rm (Market Return) - Rf (3)                      12.25%
     T (Effective Tax Rate) (4)                       10.00%

     Beta (Equity) (5)                                  0.58
     Cost of Equity = Rf + Beta * (Rm - Rf)
     COST OF EQUITY                                   12.86%

     Debt/Capitalization                              51.16%
     Equity/Capitalization                            48.84%

     WACC (6)                                         12.53%
-------------------------------------               ----------


---------------------------------------------------------

     (1) Represents current pre-tax cost of debt (LTM Interest Expense/Average Total Debt).

     (2)  Based on 10 year treasury @ 12/19/97.

     (3)  Reflective of a required Mezzanine Financing return of 18%.

     (4)  Accounting for NOL carryforwards.

     (5)  Long term Beta vs. the S&P 500 as per Bloomberg @ 12/19/97

     (6)  WACC = (Debt/Capitalization) * After Tax Cost of Debt +
     (Equity/Capitalization) * Cost of Equity.


                                         (13)

DISCOUNTED CASH FLOW ANALYSIS: ASSUMING MAINTENANCE OF NOL (1)
(In thousands, except per share amounts)



                                            Actual                                    Forecast
                                            ------         ------------------------------------------------------------------
                                              1996           1997           1998           1999           2000           2001
                                            ------         ------         ------         ------         ------         ------
Net Income                                   1,373          2,752          2,010          1,537          1,047            543
Plus:     Interest                           1,126            849            847          1,262          1,118            971
Less:     Other Expense (Income)              (116)           374           (124)          (151)          (107)          (107)
Plus:     Deferred Income Taxes                (82)          (429)           916            685            438            205
Plus:     Depreciation & Amortization          771            911            695          1,522          1,797          2,072
Less:     Increase/(Decrease)               (2,638)        (1,151)           864            160            643            612
          in Working Capital
Less:     Capital Expenditures                (933)        (1,032)        (2,150)        (1,600)        (1,650)        (1,650)
Free Cash Flow                               4,787          3,132          3,058          3,415          3,286          2,848

                                                                                             Total Equity Value*
                                                                                             ------------------
                                                                                        Terminal Cash Flow Multiple
                                                                          ----------------------------------------------------
                                                                              4x             5x             6x             7x
                                                                          ----------------------------------------------------
                                   DISCOUNT RATE   12.53%                  8,423         10,073         11,723         13,373
                                      (WACC)


                                                                                             Total Equity Value(2)
                                                                                             ------------------
                                                                                        Terminal Cash Flow Multiple
                                                                          ----------------------------------------------------
                                                                              4x             5x             6x             7x
                                                                          ----------------------------------------------------
                                   DISCOUNT RATE   12.53%                  $0.38          $0.45          $0.52          $0.60
                                      (WACC)


-----------------------
(1) Valuation calculations performed using Wedgestone management's 1998-2001 projections
(2) Shares outstanding are fully diluted, including 995,000 options, exercisable at $.25, accounted for using Treasury Methodology.
* After subtracting net debt of $5.897m from the implied total enterprise value


                                         (14)

DERIVATION OF WEIGHTED AVERAGE COST OF CAPITAL: ASSUMING FULL LOSS OF NOL


     Assumptions:                                   Wedgestone
-------------------------------------               ----------
     Pre-tax cost of debt (1)                         13.59%
     Rf (Risk Free Rate) (2)                           5.75%
     Rm (Market Return) - Rf (3)                      12.25%
     T (Effective Tax Rate) (4)                       40.00%

     Beta (Equity) (5)                                  0.58
     Cost of Equity = Rf + Beta * (Rm - Rf)
     COST OF EQUITY                                   12.86%

     Debt/Capitalization                              51.16%
     Equity/Capitalization                            48.84%

-------------------------------------               ----------
     WACC (6)                                         10.45%


---------------------------------------------------------
     (1) Represents current pre-tax cost of debt (LTM Interest Expense/Average Total Debt).

     (2)  Based on 10 year treasury @ 12/19/97.

     (3)  Reflective of a required Mezzanine Financing return of 18%.

     (4)  Accounting for the loss of NOL carryforwards.

     (5)  Long term Beta vs. the S&P 500 as per Bloomberg @ 12/19/97

     (6)  WACC = (Debt/Capitalization) * After Tax Cost of Debt +
     (Equity/Capitalization) * Cost of Equity.


                                         (15)

DISCOUNTED CASH FLOW ANALYSIS: Assuming Full Loss of NOL (1)
(In thousands except per share amounts)



                                            Actual                                    Forecast
                                            ------         ------------------------------------------------------------------
                                              1996           1997          1998*           1999           2000           2001
                                            ------         ------         ------         ------         ------         ------
Net Income                                   1,373          2,752          2,010          1,537          1,047            543
Plus:     Interest                           1,126            849            847          1,262          1,118            971
Less:     Other Expense                       (116)           374           (124)          (151)          (107)          (107)
Plus:     Deferred Income Taxes                (82)          (429)          ----
Plus:     Depreciation & Amortization          771            911            695          1,522          1,797          2,072
Less:     Increase/(Decrease) in            (2,638)        (1,151)           864            160            643            612
          Working Capital
Less:     Capital Expenditures                (933)        (1,032)        (2,150)        (1,600)        (1,650)        (1,650)

Free Cash Flow                                (499)         3,132          2,142          2,730          2,848          2,441

                                                                                             Total Equity Value*
                                                                                             ------------------
                                                                                        Terminal Cash Flow Multiple
                                                                          ----------------------------------------------------
                                                                              4x             5x             6x             7x
                                                                          ----------------------------------------------------
                                   DISCOUNT RATE   10.45%                  6,954          8,594         10,235         11,875
                                      (WACC)

                                                                                             Total Equity Value(2)
                                                                                             ------------------
                                                                                        Terminal Cash Flow Multiple
                                                                          ----------------------------------------------------
                                                                              4x             5x             6x             7x
                                                                          ----------------------------------------------------
                                   DISCOUNT RATE   10.45%                  $0.31          $0.39          $0.46          $0.53
                                      (WACC)


---------------------
(1) Valuation calculations performed using Wedgestone management's 1998-2001 projections
(2) Shares outstanding are fully diluted, including 995,000 options, exercisable at $.25, accounted for using Treasury Methodology.
* After subtracting net debt of $5.897m from the implied total enterprise value


                                         (16)

EMPIRICAL EBIT MULTIPLES ANALYSIS:
FOR INDUSTRIAL BUSINESS WITH PROJECTED DECLINING SALES & PROFITABILITY (In thousands, except per share amounts)

                                   Actual             Forecast
                                   ------             --------
                                   1996                 1997
                                   ------             --------
EBIT                               2,771               4,181


                                        Total Equity Value*
                                        ------------------
                                        1997 EBIT Multiple
                    --------------------------------------------------
                     3.5x          4.0x           4.5x           5.0x
                    --------------------------------------------------
                    8,736         10,827         12,917         15,008

                                     Implied Per Share Value(1)
                                     --------------------------
                                        1997 EBIT Multiple
                    --------------------------------------------------
                     3.5x           4.0x           4.5x           5.0x
                    --------------------------------------------------
                    $0.39          $0.48          $0.58          $0.67



(1) Shares outstanding are fully diluted, including 995,000 options, exercisable at $.25, accounted for using Treasury Methodology.
* After subtracting net debt of $5.897m from the implied total enterprise value


                                         (17)

WEDGESTONE FINANCIAL: HISTORICAL P/E RATIOS APPLIED TO 1997 ESTIMATED EARNINGS (In thousands, except per share amounts)




                                          Mar-95    Jun-95    Sep-95    Dec-95    Mar-96    Jun-96
-----------------------------------------------------------------------------------------------------
Price/Earnings Multiple                   5.19x     5.58x     4.85x     2.48x     3.30x     7.75x
Price based on 1997 Estimated Earnings    $0.68     $0.73     $0.63     $0.32     $0.43     $1.01
-----------------------------------------------------------------------------------------------------
                                          Sep-96    Dec-96    Mar-97    Jun-97    Sep-97    Dec-97
-----------------------------------------------------------------------------------------------------
Price/Earnings Multiple                   5.90x     5.58x     4.57x     2.69x     1.98x     2.15x
Price based on 1997 Estimated Earnings    $0.77     $0.73     $0.59     $0.35     $0.26     $0.28
-----------------------------------------------------------------------------------------------------


                                         (18)

                             --------------------------
                              TRADING AND TRANSACTION
                                    COMPARABLES
                             --------------------------

PUBLIC TRADING COMPARABLES

     Commonwealth Associates has been unable to identify any public company that could be considered a trading comparable for Wedgestone.

     Among the factors considered in determining comparability have been the Company's market value, management's characterization of the dynamics of the markets in which the Company's products compete, and the specific products manufactured and sold by the Company.


                                         (20)

                           -----------------------------
                                5-YEAR BUSINESS PLAN
                             MANAGEMENT'S AND OPERATING
                                    ASSUMPTIONS
                           -----------------------------

SALES AND COST OF SALES:

     Values are the result of product line forecasts that reflect units, sales and gross margin percents. Sales assumptions are as follows:

     Bumpers        (35%) decline in 1998: (20%) decline per year thereafter

     Drop Centers   (35%) decline in 1998: (20%) decline per year thereafter

     Mount Kits     (35%) decline in 1998: (20%) decline per year thereafter

     Ford           25% of take rate estimate

     GM             25% of take rate estimate

     The heavy decline in bumper, drop centers and mount kits in 1998 and 1999 reflect the remainder of the dealers who are likely to cease buying bumpers due to model year changeovers planned in 1998.

SELLING COSTS:

     Since 1997 sales costs are mostly after-market related, they are used as a base for 1998 thru 2001. Added to this selling cost base are variable sales costs equal to 8% of incremental sales above 1997 levels. This variable factor is lower than historical due to the lower sales and marketing costs associated with OE sales.

ADMINISTRATIVE COSTS:

     Administrative costs are based on 1997 levels. Added to this base, are variable administrative costs with a growth component of 3% on incremental sales above 1997 levels. Administrative costs have also been increased by a one time $250,000 to account for salary and fringe benefit growth.


                                         (22)

SUMMARY INCOME STATEMENT (1)(2)


-------------------------------------------------------------------------------------------------------------------
                                   1996A         1997P          1998P           1999P          2000P         2001P
-------------------------------------------------------------------------------------------------------------------
Revenues:

Sales:                           46,286          50,340         52,180         51,020         46,730         42,640
-------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES                    46,286         50,340         52,180         51,020         46,730         42,640
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
CGS                               31,560         32,787         33,987         33,336         30,569         27,934
-------------------------------------------------------------------------------------------------------------------

Sales & Marketing                  7,228          7,386          7,533          7,440          7,097          6,770
                                   --------------------------------------------------------------------------------
General Administrative             4,727          5,986          6,291          6,256          6,128          6,005
-------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                    11,955         13,372         13,824         13,696         13,225         12,775
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS             2,771          4,181          4,369          3,988          2,936          1,931
-------------------------------------------------------------------------------------------------------------------

Goodwill                              49             44             44             44           --             --
-------------------------------------------------------------------------------------------------------------------
Other expense (income)                67           (418)            80            107            107            107
-------------------------------------------------------------------------------------------------------------------
Interest Expense                   1,126            849            847          1,262          1,118            971
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
PRE-TAX INCOME                     1,529          3,706          3,398          2,575          1,711            853
-------------------------------------------------------------------------------------------------------------------

Tax                                  156            954          1,388          1,038            664            310
-------------------------------------------------------------------------------------------------------------------
Tax Rate %                           10%            26%            41%            40%            39%            36%
-------------------------------------------------------------------------------------------------------------------
NET INCOME                         1,373          2,752          2,010          1,537          1,047            543
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

               EPS                 $0.06          $0.13          $0.09          $0.07          $0.05          $0.02
SHARES OUT*                       21,886         21,886         21,886         21,886         21,886         21,886
-------------------------------------------------------------------------------------------------------------------

1 Company projections are modified to reflect that no transaction had occurred. 2 These projections have been provided to Commonwealth Associates by Management of Wedgestone Financial


                                         (23)

    SUMMARY BALANCE SHEET
   Balance Sheets


                                            ---------------------------------------------------------------------------------
                                             1996A          1997P          1998P        1999P          2000P         2001P
                                            ---------------------------------------------------------------------------------
ASSETS:
---------------------------------
---------------------------------
Cash Equivalents                               344            980          1,092          2,495          3,743         4,525
Receivables                                  7,282          7,650          7,102          6,944          6,360         5,804
Current Inventory                            4,619          5,800          5,200          5,100          4,677         4,274
Other Assets                                   565            500            550            550            550           550
Deferred Income Taxes                          477            916            685            438            205           -

Land                                           500            500            500            500            500           500
Buildings and Improvements                   1,229          1,275          1,575          1,575          1,575         1,575
Machinery, Equipment and Tooling             8,440          9,300         11,000         12,500         14,000        15,500
Furniture and Office Equipment               1,324          1,450          1,600          1,700          1,850         2,000
Accumulated Depreciation                     8,256          9,124         10,273         11,688         13,378        15,343
Net Property Plant and Equipment             3,237          3,401          4,402          4,587          4,547         4,232

Deposits                                       253            207            100            100            100           100
Non Cash investments                            82            -              -              -              -             -
Long Term Notes Receivable                      81          1,900          1,900          1,900          1,900         1,900
Real Estate Held for Investment              1,086            196            210            210            210           210
Deferred Income Taxes                        2,196          1,328            643            205            -             -
Goodwill & Other Intangibles                   130             87            541            434            327           220

-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                20,352         22,965         22,425         22,963         22,619        21,815
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES:
---------------------------------
---------------------------------
Current Portion of Long-term Debt              558          1,038          1,141            757            476           475
Revolver                                     5,394          4,113          6,699          6,554          6,004         5,480
Accounts Payable                             3,882          4,765          4,424          4,326          3,962         3,615
Other liabilities                            2,128          1,450          1,450          1,450          1,450         1,450
-----------------------------------------------------------------------------------------------------------------------------

Long Term Debt                               1,269          1,726          1,391          1,019            824           348

-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                           13,231         13,092         15,105         14,106         12,716        11,369
-----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDER'S EQUITY
---------------------------------
---------------------------------
Common Stock                                21,886         21,886         14,192         14,192         14,192        14,192
Paid-in capital                             31,396         31,396         34,527         34,527         34,527        34,527
Retained earnings                          (46,163)       (43,411)       (41,401)       (39,864)       (38,818)      (38,275)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDER'S EQUITY                   7,119          9,871          7,318          8,855          9,901        10,444
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY  20,350         22,963         22,423         22,961         22,617        21,813
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                            ---------------------------------------------------------------------------------


                                      (24)

SUMMARY CASH FLOW STATEMENT


                                            ---------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS                                   1997P          1998P          1999P          2000P          2001P
                                            ---------------------------------------------------------------------------------

Net Income                                                  2,752          2,010          1,537          1,047           543

Changes in Assets and Liabilities
(Increase) Decrease in Receivable                            (368)           548            158            584           566
(Increase) Decrease in Inventory                           (1,181)           600            100            423           403
(Increase) Decrease in Deferred Income Taxes                  429            916            685            438           205
(Increase) Decrease in Goodwill                                43           (454)           107            107           107
(Increase) Decrease in Other Assets                           193             57            -              -             -
Increase (Decrease) in Accounts Payable                       883           (341)           (98)          (364)         (347)
Increase in Other Liabilities                                (678)           -              -              -             -

-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OP. ACTIVITIES                         2,073          3,336          2,489          2,235         1,467

CASH FLOW FROM INVESTING ACTIVITIES
           Net Capital Expenditures                          (164)        (1,001)          (185)            40           315
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                        (164)        (1,001)          (185)            40           315

CASH FLOWS FROM FINANCING ACTIVITIES
(Increase) Decrease in Long Term Notes Receivable          (1,819)           -              -              -             -
(Increase) Decrease in Real Estate
  Held  for Investment                                        890            (14)           -              -             -
Increase (Decrease) in Long Term Debt                         937           (232)          (756)          (476)         (476)
Increase (Decrease) in Revolver                            (1,281)         2,586           (145)          (550)         (524)
Increase (Decrease) in Shareholders Equity                    -           (4,563)           -              -             -
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  (1,273)        (2,223)          (901)        (1,026)       (1,000)
-----------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease in Cash)                               636            112          1,403          1,249           782

Beginning Cash Balance*                                       344            980          1,092          2,495         3,743

Ending Cash Balance                                           980          1,092          2,495          3,743         4,525
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



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

BOOK VALUE PER SHARE

     Book Value:                    9.184mm

     Shares Outstanding:           21.886mm

     Book Value per Share:          $.42



* Based on Wedgestone Financial's unaudited financials for the quarter ended September 30, 1997.


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